Exhibit 10.13

SOCIÉTÉ

GÉNÉRALE

COMPAGNIE GÉNÉRALE D’AFFACTURAGE

FACTORING CONTRACT

GENERAL CONDITIONS

ARTICLE 1: SUBJECT OF CONTRAT

This contract permits the Member designated in the Special Conditions to access at Compagnie Générale d’Affacturage, hereinafter referred to as CGA, services of guarantee, management and financing of its commercial or professional receivables.

For that purpose, the aforementioned receivables shall be transferred in full ownership to CGA by way of contractual subrogation pursuant to the provisions of Article 1250 of the Civil Code. The parties reserve, if applicable, the right to supplement or modify the method of transfer by resorting specifically to the rules governing the transfer of receivables in law No. 81-1 of January 2, 1981, known as the Dailly Law, by mutual consent, which shall be sufficiently established by the mere use of that process.

The transfer of receivables thus effected shall, in all cases, signify transfer to CGA of all rights, actions, guarantees and accessory items of the receivables, such as the reservation-of-title clause which the Member agrees to stipulate since there is sale of merchandise.

The practical provisions for application of the contract are described in the member’s manual supplied when the contract is signed.

ARTICLE 2: FIELD OF APPLICATION

The contract shall apply to all the receivables of the Member arising from the sale of merchandise or the performance of services within the field of application defined in the Special Conditions.

However, receivables from the following shall be excluded:

•  Subcontractors within the meaning of law No. 75-1334 of 12/31/1975,

•  the Member’s suppliers,

•  companies with which, beyond the usual commercial relations, the Member maintains, de facto or de jure, direct or indirect economic or financial ties, conducts offsetting commercial transactions or has officers or partners in common.

Receivables corresponding to the following shall also be excluded:

• conditional sales,

• sales on deposit or consignment,

• sales giving rise to provisional or proforma billing, as well as receivables of expenses, interest or penalties payable by the debtors.

Observance of the field of application shall be the sole responsibility of the Member, as CGA has no oversight to exercise in that matter. Specifically, any receivable relating to an activity or a debtor not provided for in the Special Conditions shall not be guaranteed and any approval that may have been issued shall be void.

ARTICLE 3: EXCLUSIVITY

The Member agrees throughout the term of the contract not to enter into any other factoring contract or agreement for pledge or transfer of receivables permitting a third party to come into competition with CGA.

All turnover made with the debtors included in the field of application of the contract must be transferred to CGA.

However, for debtors not included in the field of application of the contract, the Member may enter into a similar agreement, provided that CGA, when asked in a timely fashion, has not seen fit to expand the field of application.

Any violation of this exclusivity shall permit CGA, as of its discovery, to immediately suspend all its contractual obligations and to invalidate the commitments already made, including for receivables unrelated to the aforementioned violation.

3, rue Francis de Pressensé - 93577 La Plaine Saint Denis cedex France - Tel: 01 71 89 99 99 - Fax: 01 71 89 24 00

Société Anonyme [corporation] with capital of 14,400,000 EUR - 702 016 312 Bobigny Commercial Register — EEC VAT Code: FR 80 702 016 312

ARTICLE 4: CURRENT ACCOUNT AGREEMENT

CGA shall open a current account in the Member’s name which records all transactions conducted pursuant to the contract and all other obligations involving the parties on any basis.

Consequently, reciprocal debts and receivables shall be considered connected and indivisible. They are reflected as debit and credit items and shall be offset against each other, even when the requirements for legal offset are not met. Even if this account is divided into sub-accounts or if several current accounts are open, it is agreed that all of them shall form a single and indivisible whole regardless of the currencies in which the transactions are conducted.

In any event, the exchange rate risk shall continue to be borne by the Member.

Any entry made in current account shall be considered accepted by the Member, if it is not disputed within three months after the date of the monthly statement in which it appears.

The expiration of the advance notice period for termination of the contract shall mark the start of the period of legal closure of the current account, whose final balance shall be established only after the complete unwinding of the transactions.

ARTICLE 5: GUARANTEE AND APPROVAL OF RECEIVABLES

5.1. In connection with and for the amount of its approvals, CGA shall assume the risk of financial default of the debtors and on that basis shall bear the burden of receivables not paid by the debtors. CGA’s guarantee shall not be invoked for any other reason of non-payment.

The aforementioned financial default shall be considered to result from a state of suspension of payments of the debtor, declared in a court of law, or the debtor’s nonpayment of receivables that are fully certain and due at the expiration of the qualifying period (last date of effectiveness of the guarantee, set out in the Special Conditions). The start of effectiveness of the guarantee shall have the consequence of removing these receivables from the outstanding amounts subject to advance commission and guarantee withholding.

This guarantee of CGA shall not apply to receivables over public-law legal entities and CGA, in the event of non-payment, may at its discretion retain them or return them to the Member at the latest at the end of the qualifying period.

5.2. The Member shall submit each of its debtors to advance approval by CGA. The request for approval shall be expressed in the debtor’s billing currency. The Member must provide CGA with any indication useful for identifying the debtor as well as all information in its possession, specifically any disputes, incidents or delays in payment already encountered with that debtor. If not, or in the event of inaccuracy, the issued approval shall be considered null and void.

5.3. The approval, issued for a tax-inclusive amount by written document or by any other means agreed upon between the parties, shall be all-encompassing in the sense that it shall apply not per receivable but per debtor. Barring special indication, the approval shall be revolving; it shall be replenished as the payment of the receivables is actually collected. The approval may be issued for a limited period or a specific transaction.

The approval shall involve the opening of individual accounts per debtor.

Without the express agreement of CGA, the approval may not cover an initial term of payment greater than 90 days end of month on the 10th for French debtors and 90 days net for foreign debtors. The Member shall be responsible for ensuring the term of payment conforms to current regulations.

5.4. The reduction or the termination of an approval may occur at any time; that decision shall be communicated to the Member by any means and shall take effect immediately.

The termination of an approval shall put an end to its “revolving” nature and the guarantee shall apply, within the limit of the approval, to the receivables already transferred at the time the decision is communicated to the Member. The guarantee shall also apply to receivables corresponding to deliveries or services which occurred before the Member was informed of the termination, provided that, within two business days, CGA was informed of their existence and it was given any relevant supporting document.

Approvals shall be considered automatically terminated in the following cases:

•  change in the terms of payment or delivery granted to the debtor, without first informing CGA,

•  state of suspension of payments of the debtor, declared in a court of law,

•  no activity in the debtor’s account for more than the past eight months,

•  nonexistence or invalidity of the reservation-of-title clause in the event it is contractually mandatory.

•  effective termination of this contract,

5.5. Decisions relating to approvals shall be confidential and shall be reserved for the exclusive use of the Member; the Member agrees not to inform third parties of it, including the debtor in question. The Member shall be liable for any violation of these provisions.

ARTICLE 6: MANAGEMENT OF THE RECEIVABLES

6.1. Remittance of receivables

The Member shall remit to CGA, once they are prepared, its invoices and all documents which have the purpose or effect of modifying the amount of the receivables or their terms of payment (credit notes, debit notes, etc.), as well as all supporting documents provided in the Special Conditions.

Each remittance shall be the subject of a summary sheet pursuant to the model approved by CGA and including a subrogation release. As CGA has become the owner of the receivables, the Member may no longer modify their amount or terms of payment without CGA’s consent.

If CGA comes to assume receivables that are due after more than 130 days, a so called “long receivable” commission shall be applied. It shall be calculated on a time-prorated basis on the tax-inclusive amount of the receivable concerned and over the period exceeding 130 days, with a minimum of one month collection; its rate shall be 0.10 % per month.

Invoices must be in conformity with the current regulations and the Member, who guarantees it, shall affix to it the payment clause in favour of CGA, in conformity with the model approved by it. The member agrees to insert this clause into its invoices within 3 months after the effective date of the contract. By the mere fact of remitting a copy of the invoice to CGA, the Member guarantees that the original, bearing the payment clause, has been first sent to the debtor. CGA may nevertheless decide at any time to send the originals of the invoices itself.

If the due date is extended by more than 15 days, CGA shall charge a commission known as an extension commission. The extension commission shall be calculated on the tax-inclusive amount of the extended receivable and over the period exceeding the initial due date, with a minimum of one month collection; its rate is defined in the Special Conditions.

The costs and fees incurred in collection proceedings as well as internal management costs shall be payable by CGA. However, they shall continue to be payable by the Member for all unguaranteed receivables, and for the guaranteed receivables if it is ascertained that their nonpayment is due to causes other than the financial default of the debtor.

CGA reserves the right to request, at any time, disclosure of the original or the copy of any additional document that it considers relevant, by return mail. Where this is absent, CGA, at its discretion, may return the receivables concerned to the Member or exclude them from the benefit of the guarantee and the financing until the matter is resolved.

6.2. Recovery and collection of receivables

Consequently, having become the owner of the receivables, CGA alone shall be entitled to proceed to their recovery and the collection of the corresponding payments, in observance of the commercial relationship existing between the member and the debtor, and shall keep the Member duly informed thereof.

Therefore, upon submission of the receivables, CGA alone shall have the capacity to take the necessary measures with debtors for recovery and collection of the transferred receivables, and to grant any carry-over, extension or arrangement. The Member shall continue to be required to provide all possible assistance to facilitate CGA’s recovery operations, specifically if the reservation-of-title clause is applied. Similarly, the Member must advise CGA of any event likely to compromise, delay or reduce the value of any payment in question.

Payments obtained from debtors shall be considered to be allocated by priority toward the guaranteed part of the outstanding amount of the transferred receivables. They shall be credited to the debtor accounts after they are received at CGA and subject to their actual collection.

If a payment of receivables transferred to CGA reaches the Member directly, the Member shall be deemed to receive it in the capacity as agent of CGA and must immediately restore the corresponding payment instrument to it or immediately reimburse it for the sums collected by bank transfer.

Moreover, any direct payment received by the Member and not immediately reimbursed shall have the automatic consequence, until actual reimbursement to CGA, of forfeiting the benefit of CGA’s guarantee for all receivables, without prejudice to any other legal remedy that CGA would have in such event against the Member.

If the Member does not observe this obligation, CGA shall be authorised to reduce accordingly the payments that it would have to make to it or to debit its current account. That debit entry shall have the effect of reimbursing CGA only if the available portion of the current account has a sufficient credit balance.

The Member authorises CGA to credit to its account any payment that it might come to receive on behalf of the Member, regardless of its date or its allocation.

6.3. Power of Endorsement

The Member agrees to indicate CGA as beneficiary on all payment instruments that it might issue to the debtors.

However, if they are not duly returned by the debtors, and generally to facilitate and accelerate the collections, the Member empowers CGA to endorse in its place and stead all means of payment made in favour of the Member that CGA might receive. The member agrees not to revoke this capacity before the final closing of the accounts.

6.4. Treatment of disputed receivables

CGA shall not have to take a position on the merits of disputes brought by debtors, specifically as to the certain and payable nature of the transferred receivables.

As of the day on which it is advised by the debtor or by CGA, the Member shall have a maximum period of 30 days in which to resolve the dispute, i.e. to obtain an agreement of full payment from the debtor.

After that period, any guarantee of receivables concerned shall be null and void. CGA may, at its discretion, demand reimbursement by the Member or debit its current account. That debit shall be valid as effective reimbursement to CGA only if the available portion of the current account shows a sufficient credit balance.

ARTICLE 7: FINANCING OF RECEIVABLES

The Member shall have the power to make withdrawals, at any time, from the available portion of its current account. CGA shall make the corresponding financings or provisions of funds, up to the limit of the financing cap and pursuant to the terms specified in the Special Conditions.

The available portion is defined as the credit balance of the current account after deduction of the unavailable portion determined in the Special Conditions.

The use of the available portion shall not constitute any overdraft authorisation in favour of the Member. If the available portion comes to be in debit, the Member shall be required to cover that overdraft immediately. A two-point increase in the rate of the advance commission shall be applied until it is rectified.

Upon express request of the Member and on a case-by-case basis, CGA may temporarily reduce the guarantee withholding or finance receivables on unapproved debtors or by exceeding approval beyond the amounts provided in the Special Conditions. In that event, CGA shall specify only the amount and the term of the financing granted. Such exemptions shall by nature be revocable at any time by CGA with no advance notice to the Member.

ARTICLE 8: RIGHT OF RECOURSE

Subrogation payments shall be permanently retained by the Member in due proportion to the amounts guaranteed by CGA. For unguaranteed amounts, CGA may make any reversal entry that it sees fit, by debiting the current account, as of the due date of the receivables in question or immediately in the event of insolvency proceedings against the debtor.

However, CGA shall have a right of recourse against the Member, even for receivables covered by an approval, when they remain unpaid for any reason other than just the financial default of the debtors. On that basis, CGA may take back the financing of the receivables concerned or even reverse them, by debiting the current account in the following cases:

•                  legal impediment such as objection to offset raised by the debtor, conflict of law with third parties and, generally, any situation in which the subrogation benefiting CGA is rendered ineffective,

•                  failure by the Member to perform its obligations towards CGA, which consequently shall be released from its own commitments,

•                  receivables transferred to CGA while the debtor was already in suspension of payment, bankruptcy reorganisation, court-supervised liquidation or similar cases,

•                  failure to produce supporting documents required by CGA,

•                  receivables which are the subject of litigation or disputes which are not resolved within the time periods provided in Article 6.4,

•                  political disruption or due to acts of civil or foreign war, insurrection, cataclysm, legal moratorium, labour strike and all cases of force majeure,

•                  non-compliance with provisions of the law of France or the countries concerned,

•                  effect of legal regulations.

CGA shall also have a right of recourse for the amount of the VAT corresponding to the receivables covered by an approval. CGA shall exercise that right as of the time when the member receives the sums corresponding to the exercise of CGA’s guarantee. The member’s possibility of recovering the tax, according to current taxation rules and after CGA provides adequate information, shall remain under its sole responsibility.

ARTICLE 9: SECURITY WITHHOLDING

To secure all its principal obligations, commissions, expenses and accessory items, the Member agrees to establish in the form of a cash pledge, by debit of its current account, a security withholding whose amount and methods of formation are defined in the Special Conditions.

The sums thus allocated in guarantee shall be credited to a specific account open at CGA. Once they have become the property of CGA, those sums shall be unavailable for the Member and shall create a reimbursable receivable in its favour, which may not be assigned without the express consent of CGA.

Amounts due by the Member to CGA shall be offset automatically and at any time against the sums retained as guarantee. Therefore, the reimbursable receivable shall be reduced accordingly.

If the current account is in debit, CGA may withdraw from the guarantee withholding account the sums necessary to cover the debit balance. The guarantee withholding account shall then be replenished under the conditions provided in the Special Conditions.

Furthermore, if the total amount of the disputed receivables and other pending court actions reaches an amount greater than half of the security withholding, CGA shall be authorised to increase the guarantee withholding already created in an amount equal to the total of the amounts in dispute.

The proportion of the guarantee withholding, set in the Special Conditions, may not be lower than the proportion of incidents (credit notes and reversal entries correlated to the remitted receivables) noted over 6 months, plus 3 points.

As of the notification by either party of the termination of the contract, the contractual amount of the guarantee withholding may be increased by half; once adjusted to that new level, by drawing on the current account, the amount of the guarantee withholding may not be further reduced until the unwinding of all transactions and the final closing of accounts.

The balance of the guarantee withholding remaining at the time of the final closing of the accounts shall be restored to the Member or, if applicable, to the assignee of the reimbursement receivable.

ARTICLE 10: REMUNERATION OF CGA

In remuneration for its services, CGA shall charge a factoring commission proportional to the tax-inclusive amount of the transferred invoices, as well as specific expenses according to the scale effective at CGA.

Withdrawals from the current account shall be remunerated by an advance commission calculated on a time-prorated basis until CGA actually collects the receivables, the guarantee takes effect or the current account is closed.

The level of the commissions is set in the Special Conditions.

The commissions and expenses shall be directly debited to the Member’s current account.

ARTICLE 11: INFORMATION

CGA shall inform the Member of transactions relating to the transferred receivables by sending it statements and abstracts with a frequency that shall depend on the nature of the transactions conducted. CGA and the Member may agree to exchange that information otherwise than by hard copy. However, barring other provisions, only written responses shall be binding on CGA.

The Member agrees to inform its debtors and financial partners of the existence of the factoring contract. It authorises CGA to keep them informed of the signing and performance of the contract and to obtain from them any information relevant to its application.

The Member agrees to give to CGA, as soon as they are prepared and at the latest 4 months after the closing date of the fiscal year: balance sheet, income statement and notes, certified true and signed, if applicable, by its Independent Auditors. It shall immediately inform CGA of any changes in the statutory powers or the General Conditions of Sale which it has previously disclosed to CGA.

The Member authorises CGA to collect all relevant information on transactions within the field of application of the factoring contract until their complete liquidation, including by conducting on-site audits. For that purpose, the Member agrees to give CGA any necessary document and to facilitate those inspections.

The Member shall inform CGA of any significant event which may affect its operation, the distribution of its capital or its management.

ARTICLE 12: TERM AND TERMINATION OF CONTRACT

The contract is signed for an unlimited term.

Each party may terminate it, at any time, by registered letter with delivery confirmation observing three months advance notice.

CGA may terminate the contract with no advance notice in the following cases:

•                  Force majeure (fire, labour strike, destruction or physical impossibility for CGA to conduct its activity, etc.),

•                  Appointment of a receiver, voluntary liquidation or cessation of activity of the Member,

•                  Substantial change in the Member’s legal or commercial situation, change of executive officer or significant deterioration in the financial condition,

•                  The Member’s failure to perform one of its contractual obligations or any behaviour of the Member which may result in making CGA unable to obtain full or partial payment of transferred receivables,

•                  No submission of receivables for two months after the effective date of the contract.

In that event, CGA shall be released from its guarantee obligations over all receivables and may initiate any proceedings necessary for reparation of the damage incurred.

ARTICLE 13: EXPENSES AND TAXES

The taxes, fiscal assessments, bank charges and commissions and special postal charges, applicable to the transactions covered under this contract and their remuneration or which come to be so, shall be the responsibility of the Member.

ARTICLE 14: ATTRIBUTION OF JURISDICTION

For the performance of this contract and its continuations, domicile is elected for CGA at the location indicated above and for the member at its head office.

ARTICLE 15: Law 78-17 data processing and freedoms (articles 23 to 31)

In the course of performance of this contract, nominative information and personal data shall be collected for processing the transaction in question as described in article 1 of this contract.

That information and data shall pertain to the assigned debtors and to the representatives, employees, agents or contacts of the member.

That information and data are intended, just as the information and data which will be collected subsequently, for Compagnie Générale d’Affacturage, which is authorised, by express agreement, to store them in computer memory, to use them, and to disclose them for the same purposes to the members of the Société Générale Group, to its brokers and insurers, or even to third parties or subcontractors designated for that purpose for the needs of management and performance of this agreement, and for purposes of managing the commercial relationship, barring opposition from the persons concerned.

Specific processing may be undertaken for the purposes of prevention of fraud and unpaid items, as well as for combating money-laundering and terrorist financing.

The member further states that it has completed the formalities, as well as the advance information of the persons concerned by that processing, pursuant to the provisions of article 32 of the law of January 6, 1978 on Files, Data Processing and Freedoms. The member further agrees to inform CGA of any change in the personal data of which it is aware.

The rights of access, correction and opposition may be exercised at Compagnie Générale d’Affacturage, 3 rue Francis de Pressensé, 93577 La Plaine Saint Denis Cedex.

ARTICLE 16: PROFESSIONAL SECRECY

Pursuant to the provisions of Article L 511-33 of the Monetary and Financial Code, any member of the board of directors and more generally any person who participates on any basis in the administration or management of CGA or who is employed by it shall be bound by professional secrecy, under the conditions and subject to the penalties provided in Article L 571-4 of the same Code, for the information that he or she may hold in connection with his or her duties.

Executed in two copies in Gennevilliers on July 6, 2010

The Member (1) François Luscan [signature]	The Guarantee (2)	Compagnie Générale d’Affacturage R. de la [illegible] [signature] [inked stamp]

(1) Commercial stamp and capacity of the signer

(2) Precede the signature with the notation “Guarantee noted”

SOCIÉTÉ

GÉNÉRALE

COMPAGNIE GÉNÉRALE D’AFFACTURAGE

FACTORING CONTRACT

GENERAL CONDITIONS

(CONTINUATION)

CEBAL SAS [signature]	MT PACKAGING [signature]	CGA [signature] [inked stamp]

CEBAL VERPACKUNGEN GMBH [signature]	COSMETECH MABLY EUROPE [signature]	CEBAL TUBA [signature]

CEBAL ITALIANA [signature]	BENSON [signature]

3, rue Francis de Pressensé - 93577 La Plaine Saint Denis cedex France - Tel: 01 71 89 99 99 - Fax: 01 71 89 24 00

Société Anonyme [corporation] with capital of 14,400,000 EUR - 702 016 312 Bobigny Commercial Register — EEC VAT Code: FR 80 702 016 312

The English translation of this contract has been provided for information purposes only; the French version will be the only version binding on the parties.

SPECIFIC CONDITIONS OF THE FACTORING AGREEMENT

ADHERENT N°

Between          :

COSMETECH MABLY EUROPE (CMI EUROPE), RCS NANTERRE B 400.273.116, SAS au capital de 14 110 000 Euros, dont le siège social est à GENNEVILLIERS (92 230), ZAC des Barbanniers, 1 Avenue du Général de Gaulle,

CEBAL SAS, RCS CHALONS EN CHAMPAGNE B 377 679 840, SAS au capital de 25 801 885,97 Euros, dont le siège social est à SAINTE-MENEHOULD (51 800), Rue de la sucrerie Zone Industrielle,

MT PACKAGING, RCS LORIENT B 310 949 623, SASU au capital de 2 523 320 Euros, dont le siège social est à PLOUHINEC (56 680), Zone Industrielle,

CEBAL TUBA, immatriculée au registre des sociétés de LODZ en Pologne sous le numéro 0000086324 (PL 725 164 93 68), SP.Z.O.O au capital de 200 000 Zloty, dont le siège social est à LODZ (90 349), 22/24 KS TYMIENIECKIEGO,

CEBAL ITALIANA, immatriculée au registre des sociétés de MILANO en Italie sous le numéro 340296 (IT00833890155), SPA au capital de 2 462 848,74 Euros, dont le siège social est à TORTONA (15 057), SS PER ALESSANDRIA 9/A,

BENSON SPA, immatriculée au registre des sociétés de MILANO en Italie sous le numéro IT01841750167, SPA au capital de 7 938 000 Euros, dont le siège social est à VERDERIO SUPERIORE (23 878), VIA SERNOVELLA 49,

CEBAL VERPACKUNGEN Gmbh, immatriculé au registre des sociétés de SCHESSLITZ en Allemagne sous le numéro HRB 4574 (DE174429375), GmbH au capital de 13 236 860 Euros, dont le siège social est à SCHESSLITZ (96110), Bamberger Strasse 25,

Acting on a joint and severally liable basis, and hereinafter individually referred to as the “Client”, “Clients”, or the “Adherent”

and                                                       : la Compagnie Générale d’Affacturage, RCS Bobigny B 702 016 312, SA au capital de 14.400.000 EUR, dont le siège social est à Saint Denis (93200), 3 rue Francis de Pressensé, referred as CGA,

The following special conditions are expressly agreed. They form, together with and in addition to the General Conditions, the Factoring Agreement. In the event of any inconsistency in any term or provision between the General Conditions and the following special conditions, the special conditions shall prevail and be binding upon the parties.

ARTICLE 1 — THE SCOPE OF APPLICATION

• Type of products or services                       : tube, fragrance & cosmetics, plastic packaging.

• Type of debtors                                                                                          : all kinds of debtors

• Exclusions                                                                                                                     : inter-company receivables except from portfolio companies of Sun Capital Partners or its affiliates. For the avoidance of doubt, the receivables from the portfolio companies of Sun Capital Partners or its affiliates are included in the scope of the Factoring Agreement.

CGA reserves the right to revise these exclusions at any time by a period of awareness of 7 days and will inform the Client by registered letter.

•Geographic Zone                                                                                     : Metropolitan France, Principality of Monaco, European Union, OECD.

ARTICLE 2 — REMITTANCE OF RECEIVABLES

Conditions

• File transfer of the open items of the debtors accounts (see CGA’s file transfer instructions) within 10 working days of completion of the file

• Frequency   : at least on a monthly basis.

CGA issues, on behalf of the Clients, the remittance of receivables. This remittance will be sent to the Clients for control and signature under the complete responsibility of the Clients.

In case of Electronic signature, CGA will generate the voucher corresponding to the transmitted receivables and transmit it to the Clients for control and validation.

The Clients will send the voucher remittance split by currencies invoiced.

To allow differential tracking of receivables, the parties agree to open a current account in the main currency: Euro (EUR), in a sub-account in U.S. Dollar (USD) and in another sub-account in Zloty (PLN) provided that the sub-account in US Dollar (USD) and the sub-account in Zloty (PLN) form a single item of the main account in Euro (EUR) together with all consequences relating thereto.

The Client, will send the euro-based billing in the Euro account, the dollar-based billing on the sub account in U.S. Dollar and the zloty-based billing on the subaccount in Zloty.

Should the data files sent by the Client not be processed, CGA shall not be liable of any subsequent processing delays.

In case of material anomaly in the remittance, CGA reserves the right to suspend the financing relating to this remittance until regularisation.

ARTICLE 3 — DEDICATED BANK ACCOUNT

1. Case for Cosmetech Mably Europe, CEBAL SAS, MT Packaging , Cebal Tuba

In application of Article 3 of the Agency Agreement for the Management of the Receivables, dedicated accounts for each Client and by currency are opened at Societé Générale.

All bank details will be sent to the Client separately.

2. Case for Cebal Verpackungen Gmbh, Cebal Italiana and Benson Spa

In application of Article 3 of the Agency Agreement for the Management of the Receivables, dedicated accounts for each Client are opened in Societé Générale. These bank accounts are opened under the name of the Clients; the functioning is defined in a the “convention de fonctionnement du compte bancaire d’encaissement” signed by the parties.

The balance of the accounts is assigned in favour of CGA.

After opening the dedicated bank accounts, the Clients indicate to CGA the account number and IBAN.

ARTICLE 4 — HOLD BACK

• Minimum amount	:	0% of the transferred outstanding balance
• Build Stage	:	0 % of the receivables transmitted
• Minimum Fund Value	:	0

In case of termination of the contract, the unavailable portion set out in article 6 will be converted into a hold back as follows:

• Minimum Amount	:	6 % of the total outstanding balance at the event date
• Build Stage	:	6 % of the total outstanding balance in CGA books at the event date
• Minimum Fund Value	:

• COSMETECH MABLY EUROPE	:	EUR 150.000 (one hundred and fifty thousand) (EUR 30 000 for the EUR account, USD 147 500 for the USD account)
• CEBAL SAS	:	EUR 500.000 (five hundred thousand)
• MT PACKAGING	:	EUR 300.000 (three hundred thousand)
• CEBAL TUBA	:	EUR 100.000 (one hundred thousand) (EUR 40 000 for the EUR account, PLN 245 000 for the PLN account)
• CEBAL ITALIANA	:	EUR 100.000 (one hundred thousand)
• BENSON	:	EUR 250.000 (two hundred and fifty thousand)
• CEBAL VERPACKUNGEN	:	EUR 250.000 (two hundred and fifty thousand)

ARTICLE 5 — GUARANTEE OF DEBTORS’ RISK

By way of exemption to Article 5 of General Conditions of the Factoring Agreement, CGA doesn’t assume the debtors financial default risk except for Cebal Verpackungen Gmbh.

1. Case for Cosmetech Mably Europe, CEBAL SAS, MT Packaging , Cebal Tuba, Cebal Italiana and Benson Spa

The Client, which in any case is debtor of CGA for the amount of unpaid receivables due to debtors failure delegates to CGA its right to indemnity arising from the credit insurance policy taken out with Coface and so undertakes to take all reasonably commercial steps necessary so that a delegation endorsement of Coface policy is obtained in favor of CGA and to communicate the general conditions of the credit insurance policy.

The Client shall deliver:

• At reception to CGA, all document proving that the insurance policy’s obligations are punctually observed, in particular: declaration of turnover, loss declaration, payment of premium.

General right of information

The Client shall deliver to CGA a copy of the credit insurance policy as well as any existing or future endorsement.

The Client allows CGA to deliver to the insurer and to obtain from it any information relating to its activity, its clients and any incident that might occur during the processing of transactions.

2.              Case for Cebal Verpackungen Gmbh

By way of exemption to Article 5 of General Conditions of the Factoring Agreement, the financial default of debtors shall be considered to result from the debtor’s legally-declared suspension of payments (“état de cessation des paiements”) or any equivalent procedure under the laws of its country of incorporation in respect of foreign debtors.

The Client shall deliver:

• At reception to CGA, all document proving that the insurance policy’s obligations are punctually observed, in particular: declaration of turnover, loss declaration, payment of premium.

General right of information:

The Client shall deliver to CGA a copy of the credit insurance policy as well as any existing or future endorsement.

The Client allows CGA to deliver to the insurer and to obtain from it any information relating to its activity, its clients and any incident that might occur during the processing of transactions.

3.    Request for payment under guarantee

The Client should take all the dispositions to establish the insurance claim to the COFACE in compliance with its insurance policies.

4.    Guarantee franchise

CGA’s guarantee only applies after an annual excess of EUR 900 000 (nine hundred thousand euros). It is agreed that this excess applies for the whole approved outstanding of receivables and not per debtor.

ARTICLE 6 — UNAVALAIBLE PORTION

6 %   of the financed outstanding balance

100 %  of the outstanding receivables overdue more than 45 days

CGA has the right to increase at anytime the unavailable portion against the different debtors, subject to 7 days written prior registered letter.

Moreover, the unavailable portion shall be increased by 5 points in each of the following cases:

•                  The percentage of receivables not paid 45 days after the due date on a 3 months rolling period exceeds 15% of the total outstanding balance in CGA books.

•                  Difference of 10% between the total amount of payments registered in the Clients books and the total amount of payments expected on the dedicated bank account. This covenant will apply 4 months following the beginning of the factoring operations.  Unless such amounts are remitted to the dedicated bank account within 5 working days of the original receipt by the client, as discussed in Article 13 of these Special Conditions.

ARTICLE 7 — FINANCING

COSMETECH MABLY EUROPE	:	EUR 6.000.000 (six million) (EUR 1 200 000 EUR for the EUR account,
USD 5 900 000 for the USD account)
CEBAL SAS	:	EUR 18.000.000 (eighteen million)
MT PACKAGING	:	EUR 10.000.000 (ten million)
CEBAL TUBA	:	EUR 4.000.000 (four million) (EUR 1 600 000 for the EUR account, PLN 9 800 000 for the PLN account)
CEBAL ITALIANA	:	EUR 4.000.000 (four million)
BENSON	:	EUR 9.000.000 (nine million)
CEBAL VERPACKUNGEN	:	EUR 9.000.000 (nine million)

On Client first request, the allocation of the financing ceilings per Client shall be increased or decreased within a limit of EUR 2 000 000 of the financing limit for each entity.

For an allocation over than EUR 2 000 000, the Client agree to request CGA approval by written prior notice. In case of denial, CGA will motivate the decision by written notice.

This allocation shall be made within a total consolidated limit of EUR 60 000 000 (sixty million) for all Clients. Regarding the financing receivables in different currency, the following allocation will be as follow:

1-    COSMETECH MABLY EUROPE

The allocation of the financing in sub-account (EUR & USD) will be possible within the limit of the referred financing limit. That will be the subject of a special written request from the Client.

2-    CEBAL TUBA

The allocation of the financing in sub-account (EUR & PLN) will be possible within the limit of the referred financing limit. That will be the subject of a special written request from the Client.

•  Source of funding          : wire transfer or check

ARTICLE 8 — ADVANCE FEE

• Advance fee to be applied for EUR financing

The rate of the advanced commission (excluding tax) is: CGA’s rate plus 0,60% per annum.

CGA’s rate, for each calendar month, is equal to the average EURIBOR* 3 months quotation during the period running from the last working day in France of the previous month until the penultimate working day in France of the current month.

* EURIBOR = Euro Interbank Offered Rate communicated by the EUROPEAN Central Bank

For a funding deemed used in one time based on the maximum authorized financing limit, and a level of 0,725% for CGA’s rate as of June 30th, 2010, the daily percentage rate is 0,0037%, the annual percentage rate is 1,34%.

• Advance fee to be applied for USD financing

The rate of the advanced commission (excluding tax) is: CGA’s rate plus 0,60% per annum.

CGA’s rate, for each calendar month, from the average LIBOR* USD one week quotation during the period running from the last working day in France of the previous month until the penultimate working day in France of the current month.

For a funding based on the maximum authorized financing limit, a 0,32875 % CGA’s rate as of June 30th, 2010, the daily percentage rate is 0,0026%, the annual percentage rate is 0,94%.

* LIBOR = London interbank offered rate

• Advance fee to be applied for PLN financing

The rate of the advanced commission (excluding tax) is: CGA’s rate plus 0,90% per annum.

CGA’s rate, for each calendar month, from the average WIBOR* one month quotation during the period running from the last working day in France of the previous month until the penultimate working day in France of the current month.

For a funding based on the maximum authorized financing limit, a 3,64 % CGA’s rate as of June 30th, 2010, the daily percentage rate is 0,0126%, the annual percentage rate is 4,60%.

* WIBOR = Warsaw interbank offered rate

ARTICLE 9 — SET UP FEE

CGA will receive at the signature of the agreement a set-up fee (excluding tax) detailed bellow.

COSMETECH MABLY EUROPE	:	EUR 2 000 (two thousand)
CEBAL SAS	:	EUR 2 000 (two thousand)
MT PACKAGING	:	EUR 2 000 (two thousand)
CEBAL TUBA	:	EUR 4 000 (four thousand)
CEBAL ITALIANA	:	EUR 4 000 (four thousand)
BENSON	:	EUR 4 000 (four thousand)
CEBAL VERPACKUNGEN	:	EUR 4 000 (four thousand)

Each Client shall bear its own legal costs and other expenses in connection with the negotiation and entry into of the Factoring Agreement.

ARTICLE 10 — FACTORING FEE

Factoring commission (excluding tax): 0,08 % of the amount (including tax) of the assigned invoices.

Considering the specific Factoring Agreement with Cebal Verpackungen Gmbh the factoring fee (excluding tax) is: 0,15 % of the amount (including tax) of the assigned invoices.

Annual Minimum Commission  : EUR 100 000 (excluding tax), payable upon the effectiveness of the contract, and then on each anniversary date. This minimum may be invoiced by means of prepayment per monthly period upon the end of the month following the effectiveness of the contract.

CGA having granted preferential pricing, the factoring commission and the Annual Minimum Commission applicable to the remaining contracts shall be revised in case of changes in the perimeter.

ARTICLE 11 — DEBTOR’S NOTIFICATION

In accordance with Article 5 of the Agency Agreement for the Management of the Receivables and should this Agreement be revoked, CGA shall pass on the Clients the postal fees raised by the notification and shall charge:

• for French debtors : 4,50 EUR (excluding tax), per concerned invoice as well as per new invoice.

• for foreign debtors : 9,00 EUR(excluding tax) per concerned invoice as well as per new invoice.

The factoring commission as defined by Article 10 hereof shall then be increased by 50% of its original level.

ARTICLE  12  —  INFORMATION  RELATING  TO  THE  PERFORMANCE  OF  THE  AGENCY  AGREEMENT  FOR  THE MANAGEMENT OF THE RECEIVABLES

CGA hereby accepts to grant a power of attorney to the Client to collect and recover on its behalf the receivables owned by CGA, under the terms and conditions of the Agency Agreement for the Management of receivables.

1.            Information From the Clients:

The Clients undertake to transmit to CGA, on a monthly basis, at latest on the 11th day of the following month, the following documents:

Electronic files (see file transfer description provided by of CGA) arrested in the last day of the month:

•                  A detailed statement of each debtor account (open items),

•                  An exhaustive list of the debtors, with their exact identity, SIREN number for French debtors or VAT number for EU debtors,

On a paper basis :

•                  A monthly list of unpaid bills of exchange and cheques,

•                  A statement of disputed receivables.

Gradually, transmission of a copy of the remittance to bank of bills of exchange and checks. Transmission of a copy of the prior month VAT return at latest on the 25th of the following month.

From CGA:

CGA will transmit to the Clients a reconciliation report each month end. If the result indicates a difference between CGA’s debtor balance and the debtor balance of the Clients, this amount will be registered on the current account of the Clients opened in CGA’s book. CGA can request the Clients for obtaining the proof of the difference.

2.                                    Revocation of the Agency Agreement

In case of events described in the clause of termination, article 17 of the present agreement, CGA can revoke the agency agreement and proceed directly to the cash collection of the assigned receivables.

The Client will in these cases provide CGA with all reasonably required assistance.

ARTICLE 13 — PAYMENTS COLLECTED

By dispensation to Article 3 of the Agency Agreement, the Clients shall remit under 5 working days any payments received on the dedicated bank account and shall refund any bank transfer received on another account.

ARTICLE 14 — SUPPLEMENTARY COSTS

The Clients recognize that they have taken notice of the scale of other fees issued on 01/01/2008 and to have received a copy from it.

ARTICLE 15 — OPERATIONS IN CURRENCIES OTHER THAN EURO

A receivable issued in a currency other than EURO is credited to the current account for its counter value in the currency of the account. This counter value results from the application, on the value day of its credit entrance to such current account, of the average cash exchange rate. This rate is that of the latest business day in France and disclosed by Banque de France.

The counter value of the payments in currencies different from that of such current account is determined by the cash exchange rate applied by the bank that made the transaction.

ARTICLE 16 — FIRST TRANSFER OF RECEIVABLES

On the Clients’ request, CGA accepts the transfer by way of subrogation of all the outstanding receivables within the scope of application of this Factoring Agreement. Nevertheless, if the receivables are not free of charge when the agreement is signed, this transfer shall be submitted to the following conditions:

• before the receivables are transferred, the Clients shall provide CGA with a commitment letter from the banking partners of full release of the receivables transferred to them.

• as of the date the receivables are credited to the current account, the Clients shall reimburse the banking partners up to the amount of the available portion, by wire transfer from their CGA current accounts. They also shall remit to CGA, within a maximum period of 24 hours, full release of the cessions made to their banking partners.

ARTICLE 17 — TERM AND TERMINATION OF THE AGREEMENT

It is entered into for an unfixed term, each party being able to terminate it, at any time, by registered letter, return receipt requested, upon three months’ prior notice.

CGA may terminate the contract without prior notice by registered letter, return receipt requested, in the following situations:

•                                in case of absolute necessity (fire, strike, destruction or material impossibility for CGA to exercise his activity),

•                                appointment of a bankruptcy administrator (or its equivalent in local law), voluntary liquidation or cessation of the Client’s business,

•                                substantial modification in the Client’s legal or commercial situation,

•                                breach by the Client of any of its material contractual obligations which might result in making it impossible for CGA to obtain full or partial payment of the Assigned Receivables. CGA will use its best efforts to afford to the Client a time period of five business days in order to allow him to be compliant with its obligations.

•                                No remittance of receivables for two months following the effective date of the agreement.

In this case, CGA finds itself released from its guarantee obligations on all receivables and may undertake any proceedings necessary to redress the damage sustained.

ARTICLE 18 — INFORMATION

By exception to article 11, paragraph 3 of the General Conditions, the Client has a period of 6 month after the annual closing to transmit the reports (balance sheet & profit & loss statement).

The Client undertakes to transmit to CGA, on a half-year basis, a supplier ledger with a specific identification of the subcontractors.

ARTICLE 19 — EFFECTIVENESS OF THE AGREEMENT

The Factoring Agreement will become effective on a date to be agreed on signing and will be subject to the completion of the acquisition of the Clients by Sun Capital Partners Group V, LLC or a related party.

Within a period of 30 days after the signature of the agreement, the Client will obtain in favour of CGA an endorsement of Coface insurance policy.

The effectiveness of the contract is subject to the suspensory condition bellow:

•     Written recovery procedures must be communicated by the Client

In application of Article L. 341-16 of the French Monetary and Financial Code, the Client has a period of 14 days in which to withdraw. This period runs from the date of receipt, by the Client, of the contract signed by both parties. In order to exercise the right to withdraw, the Client shall complete the withdrawal form in annex hereto, and send it to CGA before the 14 days’ period. The client must keep an evidence of this sending. The exercise of the withdrawal right does not give rise to any penalty. In case of withdrawal, CGA will draw the commissions corresponding to the effective use of its services during this period and will reassign, against effective reimbursement, the property of the transferred invoices.

Done at…..                                         , in 8

Les ADHERENTS (1)

CEBAL SAS	MT PACKAGING	CGA

CEBAL VERPACKUNGEN GMBH	COSMETECH MABLY EUROPE	CEBAL TUBA

CEBAL ITALIANA	BENSON

(1) - commercial stamp et signatory’s quality.